Exhibit 3.5

STATE DEPARTMENT OF ASSESMENTS

AND TAXATION

APPROVED FOR RECORD

6-8-88 at 9:38 am

ARTICLES OF INCORPORATION

of

FAMOUS PAWN, INC.

ARTICLE I – INCORPORATORS

I, Mark Rothman, whose post office address is 412 Waterford Road, Silver Spring, MD 20901, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

ARTICLE II – NAME OF CORPORATION

The name of the corporation (which is hereafter referred to as the “Corporation”) is Famous Pawn, Inc.

ARTICLE III – PURPOSES

The purposes for which the Corporation is formed and the business and objects to be carried on and promoted by it are as follows:

(1) To own, operate and maintain pawnshops and to retail the sale of various merchandise.

(2) To do anything permitted by Section 2-103 of the Corporations and Associations Act of the Annotated Code of Maryland, as amended from time to time.

ARTICLE IV – PRINCIPAL OFFICE

The post office address of the principal office of the Corporation in this State is 412 waterford Road, Silver Spring, MD 20901.

ARTICLE V – RESIDENT AGENT

The name and post office address of the Resident Agent of the Corporation in this State is Mark Rothman, 412 Waterford Road, Silver Spring, MD 20901. The said Resident Agent is an individual actually residing in this State.

ARTICLE VI – CAPITAL STOCK

The total number of shares of capital stock which the Corporation has authority to issue is one thousand (1,000) shares of common stock, without par value.

ARTICLE VII – DIRECTORS

The number of directors of the Corporation shall be three (3), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than three (3), provided that: (1) If there is no stock outstanding, the number of directors may be less than three but not less than one; and (2) If there is stock outstanding and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders. The names of the directors who shall act until the first annual meeting or until their successors are duly chose and qualified are: Mark Rothman.

ARTICLE VIII – POWERS

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

(1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

(2) The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions, and qualification of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

ARTICLE IX – LIMITATION OF PRE-EMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants of other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 7th day of June, 1988, and I acknowledge the same to be my act.

WITNESS:

[ILLEGIBLE]	/s/ MARK ROTHMAN
MARK ROTHMAN